Exhibit 5.1

March 14, 2023

NioCorp Developments Ltd. 7000 South Yosemite Street, Suite 115 Centennial, CO 80112

RE: Registration Statement on Form S-3

Dear Sirs/Mesdames:

We have acted as Canadian counsel to NioCorp Developments Ltd., a corporation incorporated under the laws of British Columbia (the “Company”), in connection with the Company’s filing with the Securities and Exchange Commission (the “Commission”) on the date hereof of the above captioned registration statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”) relating to the resale or other distribution from time to time by YA II PN, Ltd. (“YA PN”), certain private placement investors (collectively, the “Private Placement Investors”) and Research Capital Corporation and Red Cloud Mining Capital Inc. (together, the “Finders” and, collectively with YA PN and the Private Placement Investors, the “Selling Shareholders”) of up to the following number of common shares in the capital of the Company (“Common Shares”):

(i)	up to 59,682,329 Common Shares (the “Debenture Shares”) issuable upon conversion of up to US$16,000,000 aggregate principal amount of, plus accrued interest on, unsecured convertible debentures of the Company (the “Convertible Debentures”), to be issued to YA PN pursuant to a securities purchase agreement dated January 26, 2023 between the Company and YA PN, as amended by Amendment No. 1 dated February 24, 2023 (as amended, the “Securities Purchase Agreement”);

(ii)	up to 16,274,972 Common Shares (the “Financing Warrant Shares”) issuable upon exercise of Common Share purchase warrants (the “Financing Warrants”), exercisable at the Exercise Price (as defined in the form of certificate representing the Financing Warrants attached as Exhibit B to the Securities Purchase Agreement (the “Form of Financing Warrant”), expiring on the applicable Termination Date (as defined in the Form of Financing Warrant), pursuant to the Securities Purchase Agreement, to be issued to YA PN pursuant to the Securities Purchase Agreement; and

(iii)	up to 4,877,035 Common Shares (the “Private Placement Warrant Shares”) issuable upon exercise of Common Share purchase warrants (the “Private Placement Warrants”), exercisable at a price per Common Share of C$1.10, expiring June 30, 2024, which were issued to the Private Placement Investors in connection with the Company’s June 2022 non-brokered private placement (the “June 2022 Private Placement”) of units of the Company, comprised of one Common Share and one Private Placement Warrant,

(iv)	up to 65,100 Common Shares (the “Finder Warrant Shares”) issuable upon exercise of Common Share purchase warrants (the “Finder Warrants”), exercisable at a price per Common Share of C$1.10, expiring June 30, 2024, which were issued to the Finders as part of a finder’s fee in connection with the June 2022 Private Placement.

In connection with the preparation of the Registration Statement and this opinion, we have examined, considered and relied upon originals or copies certified to our satisfaction of each of the following documents (collectively, the “Documents”):

(a)	the Company’s Articles and Notice of Articles;
(b)	a certificate of good standing dated March 14, 2023 issued by the British Columbia Registrar of Companies pursuant to the Business Corporations Act (British Columbia) relating to the Company;
(c)	records of corporate proceedings of the Company approving the issuance of the Common Shares;
(d)	the Securities Purchase Agreement;
(e)	the form of certificate representing the Convertible Debentures;
(f)	the Form of Financing Warrant;
(g)	the form of certificate representing the Private Placement Warrants;
(h)	the form of certificate representing the Finders Warrants; and
(i)	such other documents, statutes, regulations, public and corporate records as we have deemed appropriate to give this opinion.

We have relied upon the factual matters contained in the representations and other factual statements of the Company made in the Documents and upon certificates of public officials and the officers of the Company.

In such examination, we have assumed without any independent investigation: (a) the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of all such latter documents; and (b) that each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and the obligations of each party (other than the Company) set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms. We have not, however, undertaken any independent investigation as to any factual matter set forth in any of the foregoing and as to questions of fact in respect of the opinions hereinafter expressed, we have relied solely upon the Documents.

On the basis of and subject to the foregoing and the other assumptions and qualifications set forth herein, we are of the opinion that:

(a)	the Debenture Shares issuable upon conversion of the Convertible Debentures will be, when issued in accordance with the terms of the Convertible Debentures, validly issued, fully paid and non-assessable;
(b)	the Financing Warrant Shares issuable upon exercise of the Financing Warrants will be, when issued and paid for in accordance with the terms of the Financing Warrants, validly issued, fully paid and non-assessable;
(c)	the Private Placement Warrant Shares issuable upon exercise of the Private Placement Warrants will be, when issued and paid for in accordance with the terms of the Private Placement Warrants, validly issued, fully paid and non-assessable; and

(d)	the Finder Warrant Shares issuable upon exercise of the Finder Warrants will be, when issued and paid for in accordance with the terms of the Finder Warrants, validly issued, fully paid and non-assessable.

This opinion is limited to the matters stated herein, and no opinions may be implied or inferred beyond the matters expressly stated herein. The opinions expressed herein are as of the date hereof, and we assume no obligation to update or supplement such opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur.

We do not express any opinion with respect to the laws of any jurisdiction other than British Columbia and the laws of Canada specifically applicable therein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to Blake, Cassels & Graydon LLP under the caption “Legal Matters” in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Blake, Cassels & Graydon LLP